Exhibit 5.1
James F. Fulton, Jr.
(650) 843-5103
fultonjf@cooley.com

April 13, 2007
Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, California 95131

Re:	S-8 Registration Statement 5.1 Opinion
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Veraz Networks, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 8,071,383 shares of the Company’s Common Stock (the “Shares”) to be issued in the following way: (a) 7,522,894 shares of the Company’s Common Stock pursuant to the Company’s 2001 Equity Incentive Plan and the 2003 Israeli Share Option Plan, (b) 488,489 shares of the Company’s Common Stock pursuant to the Company’s 2006 Equity Incentive Plan (each one of the Company’s 2001 Equity Incentive Plan, the 2003 Israeli Share Option Plan and the 2006 Equity Incentive Plan shall be referred herein as the “Plan”), and (c) 60,000 shares of the Company’s Common Stock issuable upon exercise of stock options granted outside of the Plans (the “Non-Plan Option Grants”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan or the Non-Plan Option Grants, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

COOLEY GODWARD KRONISH LLP
/s/ James F. Fulton
James F. Fulton

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